Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-130362 and 333-163876) and Form S-8 (Nos. 333-125340, 333-125341, 333-125342 and 333-160042), pertaining to the Encore Capital Group, Inc. 1999 Equity Participation Plan, the Midland Credit Management, Inc. Executive Nonqualified Excess Plan and the Encore Capital Group 2005 Stock Incentive Plan, as well as our reports dated February 8, 2010, relating to the consolidated financial statements of Encore Capital Group, Inc. and the effectiveness of Encore Capital Group, Inc.’s internal control over financial reporting which appears in this Form 10-K.

/s/ BDO Seidman, LLP

San Diego, California

February 8, 2010